Exhibit 10.8

Fort Worth 777 Main Street, Suite 2900 Fort Worth, TX 76102 Office: 817.862.2000 Toll Free: 866.877.1008 Fax: 817.339.3640

December 19, 2016

Larry Cannon

Hand Delivered

Re:  Updated Retention Bonus Offer

Dear Larry,

On August 5, 2015, you received a letter awarding you a retention bonus in recognition of your contributions and your support of our cost containment initiatives during the oil and gas economic downturn.  To this day, the downturn continues; noted as one of the most severe in our industry’s history.

Despite our best efforts and industry leading results, we still have a lot of work to do in order to meet our milestones.  In recognition of all you have done to keep FTSI moving forward, I would like to offer you a revised bonus and salary replacement schedule.  If accepted, this arrangement will replace and cancel your letter dated August 5, 2015.

As described below, the bonus and salary replacement will be paid in a manner designed for our future growth and accomplishments.

Milestone	Amount Paid	Salary Reinstatement
December 26, 2016 (payable on December 30, 2016 pay date)	5% of Salary (as of August 8, 2015)	50% of August 9, 2015 reduction
Later of July 1, 2017 (payable on July 14, 2017 pay date) or Achievement of monthly Adjusted EBITDA averaging $15M for 3 consecutive months	25% of Salary (as of 8/8/15)	50% of August 9, 2015 reduction

As before, to be eligible for the retention bonus payments, you must be an active full-time employee of the Company on the applicable bonus payment dates.  If you are terminated for cause, you will not be eligible for the retention bonus (or remaining portion) payable thereafter. If you are terminated without cause or the Company completes a sale of a majority of its equity or substantially all of its assets, the retention bonus (or remaining portions) will be paid to you in the next available pay cycle.  You must sign FTSI’s Separation and Release Agreement in order to receive this payment.  If you voluntarily terminate your employment with FTSI before three months of continuous employment following each payment, you agree to repay that payment in full within 20 business days following the termination of employment.

We have put our minds to work every day, overcoming obstacles and making personal sacrifices. Today, we are well on our way to capturing greater market share, and with our improved efficiencies, and we have set the stage for ongoing growth and profitability.  To succeed, I continue to need you to be engaged in the business at hand.  So as we enter the home stretch of our journey, continue to be creative and passionate about what we do every day.

Sincerely,

/s/ Mike Doss

Michael Doss
Chief Executive Officer

I agree to and accept the terms set forth in this letter.

/s/ Larry Cannon	12/20/16
Employee Signature	Date